Exhibit 99
Contact:
Melanie Nimrodi, Media Contact
312.546.3508
mnimrodi@frbir.com
At the Company:
Robert McNally / Jennifer Nelms
404.727.0971
FOR IMMEDIATE RELEASE
GeoVax Appoints Mr. Peter M Tsolinas to its Board of Directors
ATLANTA, GA, August 20, 2008 — GeoVax Labs, Inc. (OTC BB: GOVX), an Atlanta based biopharmaceutical company developing human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents, is pleased to announce the addition of Peter M. Tsolinas as a member of its Board of Directors. Tsolinas, having supported the Company through private investments, now joins the Company’s Board to further his contribution through his talent and three decades of business and banking experience.
Mr. Tsolinas currently serves as Chairman and CEO of TMA Group Development Corp., a Chicago based real estate, architectural and development firm. As a real estate developer over the last 30 years, Tsolinas has built a successful network of companies involved in architectural, development and construction of commercial, industrial and institutional facilities. During that time, Tsolinas has participated in joint ventures and partnerships with Lincoln National Life, Commonwealth Edison, and ADP Corporation, as well as individual private investors. Further, Mr. Tsolinas has achieved additional successes through his personal investments in the real estate and banking sector, where he served on several bank boards from 1977 through 2006.
“As a substantial investor in GeoVax, I am honored to join its Board of Directors to further assist the Company directly,” said Tsolinas. “I have been truly intrigued by Dr. Harriet Robinson’s scientific efforts and dedication to help humanity and I look forward to continue supporting her and the Company in their quest to cure the HIV/AIDS pandemic.”
Tsolinas continued, “With the exceptional trial data the Company has demonstrated to date, I envision a very promising future for GeoVax and its shareholders. I am personally humbled to be an integral part of its success going forward.”
Robert McNally, GeoVax’s President and Chief Executive Officer, commented, “We are very pleased that Mr. Peter Tsolinas has agreed to join our Board of Directors. His substantial business experience will enhance and complement that of our current Board members. Peter has been a faithful supporter of GeoVax and we welcome his further contributions to our success through service on our Board.”
Mr. Tsolinas earned a B.A. degree in Architecture with a minor in Byzantine History from the University of Illinois. He has been a speaker and panelist at numerous Architectural and Development Conferences and is a member of the Chicago and National Chapter of The American Institute of Architects, as well as a corporate member of NCARB and NAIOP. He has been engaged in several philanthropic projects and currently serves as Chairman of the Stewardship Committee at St. Nectarios Greek Orthodox Church.

Geo Vax Labs, Inc.
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About GeoVax Labs, Inc.
GeoVax Labs, Inc. is a biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s AIDS vaccine technology is the subject of 20 issued or filed patent applications. GeoVax AIDS vaccines are designed for use in uninfected people to prevent Acquired Immunodeficiency Disease (AIDS), caused by the virus known as HIV-1, should the person ever become infected. GeoVax AIDS vaccines also may be effective as therapeutics, treatment of people already infected with AIDS virus.
GeoVax’s core AIDS vaccine technologies were developed by Dr. Harriet Robinson, Senior V.P. of Research and Development, through a collaboration of colleagues at Emory University’s Vaccine Center, the National Institutes of Health (NIH), The Centers for Disease Control and Prevention (CDC) and GeoVax.
GeoVax AIDS vaccines have moved forward in human clinical trials conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded through a cooperative agreement with the National Institutes of Health (NIH), is the largest worldwide clinical trials program dedicated to the development and testing of AIDS vaccines. Preclinical work enabling evaluation of GeoVax DNA and MVA vaccines was funded and supported by NIAID, which provided additional support to GeoVax AIDS vaccine development program with a $15 million IPCAVD grant awarded in late 2007.
Safe Harbor Statement: All statements in this news release, which are not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions on the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitation, risks detailed in the Company’s Securities and Exchange Commission filings and reports.
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